Exhibit 99.3

Marvell & Inphi FAQs

October 29, 2020

Announcement

What did Marvell and Inphi announce today?

●	Marvell and Inphi today announced a definitive agreement under which Marvell will acquire all outstanding shares of Inphi common stock.

Why are Marvell and Inphi joining forces?

●	This is a highly complementary transaction that will support and accelerate Marvell’s vision to Move, Store, Process and Secure the world’s data.
●	Positions Marvell for leadership in cloud; extends 5G opportunity
●	Adds Inphi's leading electro-optics interconnect platform that is highly complementary to Marvell’s product and technology portfolio
●	Combined company to add 4 additional $100M+ customers in cloud & networking
●	Increases and accelerates Marvell's addressable market; enhances long-term financial model.

Marvell and Inphi share a similar vision to enable the massive increase in bandwidth and benefit from the long-term secular growth in data infrastructure.

●	Together, both companies will benefit from the larger scale in R&D, in particular in process technology.
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Inphi has built an electro-optics franchise that is second to none, and the optical fabric is at the heart of the cloud data center. Combined with Marvell's leadership in storage, networking, compute, and security - we will have all the pieces for the cloud platform of the future.

What are the terms and structure for the transaction?

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Under the terms of the definitive agreement, Marvell will pay Inphi’s stockholders $66 per share in cash and 2.323 Marvell common shares for each Inphi share. Marvell intends to finance the transaction with cash on hand and new borrowings.

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In conjunction with the transaction, Marvell intends to reorganize so that the combined company will be a Delaware incorporated corporation (Marvell is currently a Bermuda company and Inphi is a Delaware company).

When is the transaction expected to close?

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The transaction is currently expected to close in the second half of calendar 2021, pending approval by Inphi’s and Marvell’s shareholders, as well as regulatory approval and other customary closing conditions.

Is there a chance the transaction will not close?

●	The agreement has already been approved by the boards of directors of both companies, and the leadership teams at Marvell and Inphi are committed to closing the transaction.
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Transactions of this nature require regulatory and shareholder approval, but given the complementary product sets, we believe the various parties will find the mutual benefits of this combination compelling.

Company Confidential

Until the transaction closes, will Marvell and Inphi operate as one company or two?

●	Until the deal closes, we are required to operate as two separate and independent companies.

Integration

The press release says the transaction is expected to generate $125 million in synergies within 18 months post-closing. What does that mean?

●	Combining two companies creates opportunities to save from a larger purchasing base with suppliers on cost of goods sold.
●	There are opportunities to reduce common operating expenses needed to run a separate public company.

●	We expect to consolidate real estate where practical. For example, Inphi’s headquarters is very near Marvell’s Santa Clara offices.

●	There will also be savings as we rationalize general administration spending to run the combined business.

What impact will the planned combination have on our respective product roadmaps?

●	Marvell and Inphi will both continue with their independent product roadmaps and development plans through the close of the transaction.
●	The current portfolios are very complementary. Over the coming months, Inphi and Marvell will review the respective companies’ product roadmaps and forward-looking plans.

When will we know what groups or functional areas will be impacted?

●	It will take several months to review and assess the organization structure and determine the best way to integrate the two companies.
●	Integration planning decisions will be communicated once known, after the transaction closes.
●	While there will inevitably be changes in areas where there may be overlap in responsibilities of certain roles, we expect most employees will continue in their current roles.
●	There will also be opportunities for employees to apply for new positions in the combined company.

Where are Marvell’s facilities?

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Marvell’s largest campus is located in Santa Clara, CA, several blocks from the former Inphi building on Bunker Hill Ln. You can view Marvell’s global locations on their web site: https://www.marvell.com/company/offices.html

Will we consolidate facilities at common locations?

●	Our companies share some common locations, and during integration planning we will assess opportunities to combine nearby teams into a single location where practical.
●	We believe co-locating our complementary teams will foster greater teamwork and collaboration.

Will we close any sites altogether?

●	We will assess and determine our site strategy during the integration planning process.

When can we start to work together on product development or other activities?

●	Until the transaction closes, we need to continue operating as two separate and independent companies.

Company Confidential

●	With this in mind, it’s important that you do not contact any counterparts at the other company without prior approval from the corporate development team until the transaction is done.

Customers

How will customers view this transaction?

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We expect that customers will appreciate the significant benefits of this transaction, as it provides the combined company with complementary product portfolios and greater scale for innovation, execution and supply chain efficiency.

What should we tell our customers?

●	The combined company will be the premier enabler of data movement which is the fabric connecting all other elements in our vision and is critical to the world's digital infrastructure.

●	Inphi's high-speed optical connectivity products are completely complementary to Marvell's copper connectivity products.

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Both companies have already established themselves as key enablers of data infrastructure and we believe that this combination will accelerate our joint vision to lead the ongoing transformation in the fast-growing cloud and 5G markets.

●	The Inphi team has a reputation for excellence, collaboration and strong execution, which is very complementary to Marvell's culture.

●	The transaction is expected to close in the second half of calendar 2021. Until that time, Marvell and Inphi will continue to operate as two separate and independent companies.

How are we informing customers?

•	Sales teams from both companies have already begun reaching out to their respective customers. The communication activities include executives from both companies.
•	Inphi will proactively communicate with its supply chain partners, and with other development partners from the company’s technical and marketing organizations.
•	Until the transaction closes, we need to continue operating as two separate and independent companies.
•	Please refer all customer inquiries to your regional sales leader.

What if I’m contacted by a current customer who wants to discuss opportunities with the combined companies?

●	Until the transaction closes, we need to continue operating as two separate and independent companies.

Will we cancel any of our product lines?

●	We have no immediate plans to cancel products, support or supply – and customers should expect that our business with them will continue without interruption.

Employees

What happens in the next few weeks?

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Over the next few weeks, Marvell and Inphi management will begin work on integration plans for the two companies to come together after deal closure. Both companies are committed to open and transparent communications and will keep you informed of our progress.

Company Confidential

What does this mean for employees? Will my job be impacted?

●	It is too early to speculate on any job impact. During integration planning, we will analyze the right structure for the combined organization.
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While we do expect to reduce the size of common functions, this transaction is about creating a stronger combined business. Retaining talent, including the engineering teams, is a key part of this transaction.

Will my role or title change?

●	Until the transaction closes, there will be no merger-related changes to people’s roles or titles.
●	We will make longer-term decisions about specific roles and titles after the transaction has closed, as needed.

If my job is eliminated, will I be offered a severance package?

●	Severance will be provided to employees whose position is eliminated as a result of the integration of the two companies, and in accordance with local laws and requirements.

Who will stay from Inphi Management?

●	This will be determined at close. Matt Murphy will serve as CEO of the combined company and Ford Tamer will join the Marvell Board of Directors.

How will compensation for Inphi employees be determined after close?

●	During the integration process we will determine the job leveling and compensation structure going forward. Decisions will be communicated to employees after the transaction closes.

Will Inphi have its focal review process in 2021?

●	Inphi will have its normal Inphi focal review cycle in early 2021. After the closing of the transaction, Inphi employees will participate in the Marvell focal review process in April 2022.

Can we trade Inphi or Marvell stock?

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Between now and the close, you will be subject to the trading window policy at your current employer. As a reminder, you may not trade in stock of either Marvell or Inphi if you are in possession of material non-public information about such company.

What will happen to Inphi stock options and/or RSUs upon the closing of the transaction?

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A separate FAQ will be provided to Inphi employees as we get closer to the closing, outlining in detail the equity treatment as a result of the closing of the transaction. However, below is a high-level summary of what you can expect.

 Stock Options

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In-the-money options held by continuing employees as of the closing are assumed and converted into options to purchase Marvell common shares using a conversion ratio designed to preserve the aggregate “spread” of the related Inphi option determined at closing.

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Each vested in the money option held by an individual who is not a continuing employee is cancelled in exchange for a payment equal to the difference between the price per share payable for Inphi common stock in the transaction and the per share exercise price of the Inphi option.

Company Confidential

●	Underwater options as well as unvested options held by individuals who are not continuing employment post-close are cancelled and the holder will not receive any cash payment.

Restricted Stock Units (RSUs)

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Shares that are held by employees at the time of the closing that were issued to them when their Inphi RSUs vested or purchased under the Inphi ESPP program will be treated like all other Inphi shares and converted into the right to receive the merger consideration which is a combination of cash and Marvell stock.

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Unvested Inphi service-based RSUs held by continuing employees are converted into unvested Marvell RSUs based on a conversion ratio reflecting the purchase price. These service-based Marvell RSUs will be subject to the same terms and conditions, including the vesting terms, as the unvested Inphi RSUs that are being converted.

●	Unvested RSUs held by individuals who are not continuing employment post-close are cancelled. There is no conversion or cash payment.

ESPP

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The final offering period for the Inphi ESPP program will be determined based on the anticipated timing of the closing.  The program will terminate at least three business days prior to the closing of the transaction, or at the end of the 6-month offering period, (whichever is sooner). At that time, shares of Inphi common stock will be purchased, then canceled and converted into the right to receive the same consideration payable for Inphi common stock in the transaction (stock and cash).

●	Former Inphi employees will be able to enroll in the Marvell ESPP plan at the next available offering period after the closing of the transaction.

What happens to Inphi employee benefits upon the closing of the transaction?

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Inphi benefits plans will remain in place until transition dates are determined in each country, as applicable. Please see https://www.marellbenefits.com/ for an overview of benefits offered to current U.S. Marvell employees. However, this site does not provide any information that is specific to Inphi employees or how benefits will transition.

Does Marvell offer a 401(k) plan in the U.S.? What happens to my Inphi 401(k) plan account?

●	Marvel’s 401(k) provider is Charles Schwab, and Inphi employees in the U.S. will be eligible to participate in Marvell’s 401(k) plan as soon as administratively possible after the close.
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Inphi’s 401(k) plan will terminate upon the close of the transaction and Inphi employees will no longer be able to contribute to the Inphi 401(k) plan. Inphi employees may roll over a Inphi 401(k) plan account to the Marvell 401(k) Plan, or another qualified retirement account.

Does Marvell offer a 401(k) match?

●	Yes, Marvell will match up to a maximum of $5,000 per year.

How does Marvell’s culture compare to Inphi’s culture?

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Our two companies are strategically aligned with highly complementary product portfolios, and very similar values founded upon engineering excellence, innovation and a passion for our customers' success.

Company Confidential

Communications

When will more information be available?

●	Once integration planning begins, we will provide regular updates to report on progress of the transaction and related decisions as they are made.
●	You are also encouraged to read the press release and listen to a replay of the investor call, which can be found on Marvell’s Investor Relations page.

Can I contact my counterpart at the other company before the deal closes?

●	No. Until the deal is closed, we need to operate as two separate and independent companies.
●	If you have an urgent question or need, please contact your manager or, if necessary, your business Vice President.

Can I share information with people at the other company that I know socially?

●	No. Until the deal is closed, we must operate as two separate and independent companies and maintain strict confidentiality.
●	All of your non-disclosure and intellectual property agreements still apply.

What should I do if I’m contacted by the media or analysts?

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Marvell employees should direct all analyst inquiries to Ashish Saran, Vice President of Investor Relations. Media or general inquiries can be sent to Stacey Keegan, Vice President of Corporate Marketing.

●	Inphi employees should direct all media, analyst and general inquiries to Vern Essi, Senior Director, Investor Relations or John Edmunds, Chief Financial Officer.

Who can I contact with additional questions?

●	Please contact your manager, business Senior Vice President or HR.

Additional Information and Where to Find It

In connection with the proposed transaction between Marvell (“Marvell”) and Inphi (“Inphi”), Marvell and Inphi will file relevant materials with the Securities and Exchange Commission (the “SEC”) and will cause the newly formed company which will become the holding company of Marvell and Inphi following the transaction (“HoldCo”) to file a registration statement on Form S-4 that will include a joint proxy statement of Marvell and Inphi that also constitutes a prospectus of HoldCo referred to as a joint proxy statement/prospectus. A definitive joint proxy statement/prospectus will be mailed to shareholders of Marvell and stockholders of Inphi. INVESTORS AND SECURITY HOLDERS OF Marvell and Inphi ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Marvell or Inphi through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Marvell will be available free of charge on Marvell’s website at www.Marvell.com or by contacting Marvell’s Investor Relations Department at ir@Marvell.com. Copies of the documents filed with the SEC by Inphi will be available free of charge on Inphi’s website at www.inphi.com or by contacting Inphi’s Investor Relations Department at (408) 217-7300.

Company Confidential

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), and otherwise in accordance with applicable law.

Participants in the Solicitation

Marvell, Inphi, their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Marvell is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 23, 2020, and its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on May 28, 2020. Information about the directors and executive officers of Inphi is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 2, 2020, and its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 21, 2020. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Company Confidential

Forward-Looking Statements

DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, related to Marvell, Inphi, and the proposed acquisition of Inphi by Marvell. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Inphi, Marvell or the combined company. These forward-looking statements may be identified by terms such as anticipate, believe, foresee, expect, intend, plan, may, will, could and should and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods Marvell will use to finance the cash portion of the transaction. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transaction — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and stockholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against Marvell, Inphi or the combined company; the impact of the COVID-19 pandemic on Marvell and Inphi or on any of their customers or suppliers; the failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of Marvell and Inphi, and on Marvell’ and Inphi’s operating results; risks relating to the value of the HoldCo shares to be issued in the transaction; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

A further description of risks and uncertainties relating to Marvell and Inphi can be found in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov.

Neither Marvell nor Inphi intends to update the forward-looking statements contained in this document as the result of new information or future events or developments, except as required by law.